Exhibit 5.3

CONSENT OF BORDEN LADNER GERVAIS, LLP.

We hereby consent to the references to our firm name contained in the offers to purchase and circular, including under the headings “Canadian Federal Income Tax Considerations” and “Legal Matters,” included in the Registrant’s Registration Statement on Form F-80 being filed under the United States Securities Act of 1933, as amended.

Dated this 30th day of October, 2009.

/s/ Borden Ladner Gervais LLP
Borden Ladner Gervais, LLP